CONTRACT DATA PAGE

Contract Information

Contract Number:	Contract Date:	Contract Type:

Owner:	Date of Birth:	Age at Issue:

[Joint Owner:	Date of Birth:	Age at Issue: ]

Annuitant:	Date of Birth:	Age at Issue:

[Joint Annuitant:	Date of Birth:	Age at Issue: ]

Beneficiary: As named by You

Purchase Payment Information

Initial Purchase Payment Amount:

See Allocation and Variable Portfolio Information below for Your Initial Purchase Payment allocations and available Variable Portfolio(s) as of the Contract Date.

Maximum Purchase Payment Without Our Approval: $1,000,000

Purchase Payment Age Limit: Prior to the 86th birthday

Minimum Subsequent Purchase Payment: $500

Withdrawal Information

Minimum Partial Withdrawal Amount: $1,000

Maximum Penalty-Free Withdrawal Percentage: 10%

Maximum Penalty-Free Withdrawal Eligibility Date: [February 2, 2021]

Minimum Amount Remaining After Any Partial Withdrawal: $2,500

Withdrawal Charge Schedule:

Number of Full Years Elapsed Between Purchase Payment Contribution and Date of Withdrawal	Withdrawal Charge as a Percentage of Purchase Payment Withdrawn
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6	0%

If You have questions about your annuity contract, You may call Us, or You may call Your state insurance department at [1(XXX) XXX-XXXX].

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CONTRACT DATA PAGE (continued)

[Premium Tax: None]

Charges

Separate Account Charge (including guaranteed death benefit charge of [0.20%]): [1.45%]

Transfer Information

Minimum Transfer Amount: $100

Transfer Fee: $25

A Transfer Fee applies for each transfer that is made through our Annuity Service Center. We will waive the Transfer Fee for: 1) transfers made in each Contract Year that do not exceed the Number of Transfers Allowed shown below and are received at our website shown on page 1 of this Contract; or 2) any automated transfer [from the Money Market portfolio] as a result of a Purchase Payment(s).

Number of Transfers Allowed: 50

Annuity Income Payment Information

Actuarial Basis of Computation

The actuarial basis for the Annuity Income Payment Option fixed annuity rate is the 2012 Individual Annuity Reserving (IAR) Table with a one-year age setback plus an additional year setback for every 4 years after 2012 with a guaranteed interest rate of 0.50%. The annuity rates pertaining to the Actuarial Basis of Computation for annuity income payment options will be furnished upon Your request. You may contact the Company for annuity rates at the telephone number shown on Page 1 of this Contract. Annuity factors pertaining to Fixed Payments for a Guaranteed Specified Period Certain are described in the table below.

Earliest Annuity Date After the Contract Date: Two years

Latest Annuity Date: The date that corresponds to the Owner’s 95th birthday (See Latest Annuity Date under Definitions).

Misstatement of Age or Sex Interest Rate: [0.25%]

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CONTRACT DATA PAGE (continued)

Annuity Income Payment Option 5 - Table of Monthly Installments Per $1,000.

Fixed Annuity Income Payments for a Specified Period Certain Table:

No. of Years Payable	Fixed Payments for a Specified Period Certain
[5	$16.87
6	14.09
7	12.11
8	10.62
9	9.47
10	8.54
11	7.78
12	7.15
13	6.62
14	6.16
15	5.76
16	5.42
17	5.11
18	4.84
19	4.60
20	4.38]

Rider and/or Endorsement Information

Optional Elections:	Optional Election Details:
Return of Purchase Payment	See Attached Rider ICC20-AGE-8094 (6/21)
Guaranteed Minimum Accumulation Benefit Rider	See Attached Rider ICC20-AGE-8095 (6/21)

Allocation and Variable Portfolio Information

Initial Purchase Payment Allocation:

Variable Portfolio	Initial Purchase Payment Allocation Percentage
[Money Market]	[60%]
[MSCI EAFE / 1 Year Term / 20% Buffer w/Spread (March)]	[40%]

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CONTRACT DATA PAGE (continued)

Upcoming Transfers Scheduled as of the Contract Date:

You elected that all or a portion of the [Money Market] portfolio shown above be transferred to Your elected Variable Portfolio(s) on the Scheduled Transfer Date(s) as shown in the table below. The amount transferred from the [Money Market] portfolio is in accordance with the initial purchase payment allocation instructions You provided with the Application.

Payment Allocation	Transfer To	Scheduled Transfer Date(s)
25%	[S&P 500 / 6 Year Term / 30% Buffer w/Cap (July)]	[10/01/2021]
25%	[S&P 500 / 1 Year Term / 30% Buffer w/Cap (July)]	[9/1/2021]
Separate Account: [Variable Annuity Account Ten]

Available Variable Portfolio(s) as of the Contract Date:

[S&P 500 / 1 Year Term / 10% Buffer w/Cap (Jan)

Russell 2000 / 1 Year Term / 10% Floor w/Par Rate (Jan)

MSCI EAFE / 1 Year Term / 20% Buffer w/Spread (Jan)

S&P 500 / 6 Year Term / 30% Buffer w/Cap (Jan)

S&P 500 / 1 Year Term / 10% Buffer w/Cap (Feb)

Russell 2000 / 1 Year Term / 10% Floor w/Par Rate (Feb)

MSCI EAFE / 1 Year Term / 20% Buffer w/Spread (Feb)

S&P 500 / 6 Year Term / 30% Buffer w/Cap (Feb)

Money Market]

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